As filed with the Securities and Exchange Commission on November 15, 2002

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Schedule TO
(Amendment No. 1)

Tender Offer Statement under Section 14(d)(1) or 13(e)(1)
of the Securities Exchange Act of 1934

BLUE MARTINI SOFTWARE, INC.
(Name of Subject Company—Issuer and Filing Person —Offeror)

Options to Purchase Common Stock,
par value $0.001 per share
(Title of Class of Securities)

095698-50-2
(CUSIP Number of Class of Securities)

Monte Zweben
Chairman and Chief Executive Officer
BLUE MARTINI SOFTWARE, INC.
2600 Campus Drive
San Mateo, California 94403
Telephone: (650) 356-4000
(Name, address and telephone number of person authorized to receive notices and communications on behalf of Filing Person)

Copies to:

Eric C. Jensen
COOLEY GODWARD LLP
Five Palo Alto Square, 3000 El Camino Real
Palo Alto, California 94306-2155
Telephone: (650) 843-5000

CALCULATION OF FILING FEE

Transaction Valuation*	Amount of Filing Fee**

$486,200.00	$44.73

*
Calculated solely for purposes of determining the filing fee. This amount assumes that options to purchase 4,862,000 shares of Common Stock of Blue Martini Software, Inc. having an aggregate value of $486,200.00 will be exchanged pursuant to this offer. The aggregate value of such options was calculated based on the Black-Scholes option pricing model as of November 1, 2002.

**
$92 per $1,000,000 of the aggregate offering amount (or .000092 of the aggregate transaction valuation), pursuant to Rule 0-11 of the Securities Exchange Act of 1934, as amended by Fee Advisory #5, effective October 11, 2002. The filing fee was previously paid with the Schedule TO filing made with the Securities and Exchange Commission on November 4, 2002.

☐
Check box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid: Not applicable.	Filing Party: Not applicable.
Form or Registration No.: Not applicable.	Date Filed: Not applicable.

☐	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:
☐	Third-party tender offer subject to Rule 14d-1.
☒	Issuer tender offer subject to Rule 13e-4.
☐	Going-private transaction subject to Rule 13e-3.
☐	Amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer:  ☐

CUSIP NO. 095698-50-2

SCHEDULE TO

INTRODUCTORY STATEMENT

This Amendment No. 1 to Schedule TO amends and supplements the Tender Offer Statement on Schedule TO filed with the Securities and Exchange Commission on November 4, 2002, in connection with Blue Martini Software, Inc.’s (the “Company” or “Blue Martini”) offer to exchange options with exercise prices equal to or greater than $1.77 per share currently outstanding under the Company’s 2000 Equity Incentive Plan to purchase shares of the Company’s Common Stock, par value $0.001 per share (the “Common Stock”), held by optionholders as of November 4, 2002 for replacement options to purchase shares of the Company’s Common Stock to be granted under the 2000 Equity Incentive Plan, upon the terms and subject to the conditions set forth in the Offer to Exchange.

ITEM 12.       EXHIBITS.

Exhibit Number	Description

99.(a)(1)(A)*	Offer to Exchange, dated November 4, 2002.

99.(a)(1)(B)*	Form of Electronic Letter of Transmittal – Memorandum to Employees.

99.(a)(1)(C)*	Form of Summary of Terms.

99.(a)(1)(D)*	Form of Election Form.

99.(a)(1)(E)*	Form of Notice of Change in Election from Accept to Reject.

99.(a)(1)(F)*	Form of Notice of Change in Election from Reject to Accept.

99.(a)(1)(G)*	Powerpoint slide presentation to holders of Eligible Options.

99.(a)(1)(H)*	Form of Confirmation of Participation in the Offer to Exchange.

99.(a)(1)(I)*	Form of Electronic Memorandum to Employees – Notice of Reverse Stock Split of Common Stock.

99.(a)(1)(J)
Blue Martini Software, Inc.’s Annual Report on Form 10-K, for its fiscal year ended December 31, 2001, filed with the Securities and Exchange Commission on April 1, 2002, and incorporated herein by reference.

99.(a)(1)(K)
Blue Martini Software, Inc.’s Quarterly Report on Form 10-Q, for its first fiscal quarter ended March 31, 2002, filed with the Securities and Exchange Commission on May 8, 2002, and incorporated herein by reference.

99.(a)(1)(L)
Blue Martini Software, Inc.’s Quarterly Report on Form 10-Q, for its second fiscal quarter ended June 30, 2002, filed with the Securities and Exchange Commission on August 14, 2002, and incorporated herein by reference.

99.(a)(1)(M)
Blue Martini Software, Inc.’s Quarterly Report on Form 10-Q, for its second fiscal quarter ended September 30, 2002, filed with the Securities and Exchange Commission on November 14, 2002, and incorporated herein by reference.

99.(a)(1)(N)	Notice to Employees of Reverse Stock Split of Common Stock, dated November 15, 2002.

99.(a)(1)(O)	Form of Electronic Communication – Notice to Employees of Amendments to the Offer to Exchange (including Exhibit 1).

CUSIP NO. 095698-50-2

SCHEDULE TO

99.	(a)(1)(P)	Form of Amended Election Form.

99.	(b)	Not applicable.

99.	(d)(1)
Blue Martini Software, Inc.’s 2000 Equity Incentive Plan (incorporated herein by reference to the indicated exhibit in Blue Martini’s Annual Report on Form 10-K for the twelve-month period ended December 31, 2000, originally filed March 21, 2001).

99.	(g)	Not applicable.

*Previously filed as an exhibit to the Schedule TO filed with the Securities and Exchange Commission on November 4, 2002.

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CUSIP NO. 095698-50-2

SCHEDULE TO

SIGNATURE

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  November 15, 2002

BLUE MARTINI SOFTWARE, INC.

By:	/s/ Robert Cell
Robert Cell Chief Financial Officer

CUSIP NO. 095698-50-2

SCHEDULE TO

INDEX OF EXHIBITS

Exhibit Number	Description

99.(a)(1)(A)*	Offer to Exchange, dated November 4, 2002.

99.(a)(1)(B)*	Form of Electronic Letter of Transmittal – Memorandum to Employees.

99.(a)(1)(C)*	Form of Summary of Terms.

99.(a)(1)(D)*	Form of Election Form.

99.(a)(1)(E)*	Form of Notice of Change in Election from Accept to Reject.

99.(a)(1)(F)*	Form of Notice of Change in Election from Reject to Accept.

99.(a)(1)(G)*	Powerpoint slide presentation to holders of Eligible Options.

99.(a)(1)(H)*	Form of Confirmation of Participation in the Offer to Exchange.

99.(a)(1)(I)*	Form of Electronic Memorandum to Employees – Notice of Reverse Stock Split of Common Stock.

99.(a)(1)(J)
Blue Martini Software, Inc.’s Annual Report on Form 10-K, for its fiscal year ended December 31, 2001, filed with the Securities and Exchange Commission on April 1, 2002, and incorporated herein by reference.

99.(a)(1)(K)
Blue Martini Software, Inc.’s Quarterly Report on Form 10-Q, for its first fiscal quarter ended March 31, 2002, filed with the Securities and Exchange Commission on May 8, 2002, and incorporated herein by reference.

99.(a)(1)(L)
Blue Martini Software, Inc.’s Quarterly Report on Form 10-Q, for its second fiscal quarter ended June 30, 2002, filed with the Securities and Exchange Commission on August 14, 2002, and incorporated herein by reference.

99.(a)(1)(M)
Blue Martini Software, Inc.’s Quarterly Report on Form 10-Q, for its second fiscal quarter ended September 30, 2002, filed with the Securities and Exchange Commission on November 14, 2002, and incorporated herein by reference.

99.(a)(1)(N)	Notice to Employees of Reverse Stock Split of Common Stock, dated November 15, 2002.

99.(a)(1)(O)	Form of Electronic Communication – Notice to Employees of Amendments to the Offer to Exchange (including Exhibit 1).

99.(a)(1)(P)	Form of Amended Election Form.

99.(b)	Not applicable.

99.(d)(1)
Blue Martini Software, Inc.’s 2000 Equity Incentive Plan (incorporated herein by reference to the indicated exhibit in Blue Martini’s Annual Report on Form 10-K for the twelve-month period ended December 31, 2000, originally filed March 21, 2001).

99.(g)	Not applicable.

CUSIP NO. 095698-50-2

SCHEDULE TO

*Previously filed as an exhibit to the Schedule TO filed with the Securities and Exchange Commission on November 4, 2002.